EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-142424) pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan of our reports dated February 13, 2008, with respect to the consolidated financial statements of Delta Air Lines, Inc. and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 13, 2008